Exhibit 4.1

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK, S.A./N.V., AS OPERATOR OF THE EUROCLEAR SYSTEM (“EUROCLEAR”), AND CLEARSTREAM BANKING, SOCIÉTÉ ANONYME, LUXEMBOURG (“CLEARSTREAM” AND, TOGETHER WITH EUROCLEAR, “EUROCLEAR/CLEARSTREAM”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM (AND ANY PAYMENT IS MADE TO THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, HAS AN INTEREST HEREIN.

BLACKROCK, INC.

1.250% Note due 2025

No.	CUSIP No. 09247XAM3 ISIN: XS1117297785 Common Code:111729778

€

BlackRock, Inc., a corporation duly organized and existing under the laws of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to The Bank of New York Depository (Nominees) Limited, the registered Holder hereof, as nominee of The Bank of New York Mellon (London Branch) as common depositary for Euroclear Bank, S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), or registered assigns, the principal sum of                          (€                        ) on May 6, 2025, and to pay interest thereon from May 6, 2015 or the most recent Interest Payment Date to which interest has been paid or provided for, on May 6 in each year, beginning on May 6, 2016, at the rate of 1.250% per annum. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the April 20 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

The term “Business Day” means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in the City of New York or the City of London are authorized or required by law or executive order to close and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates.

Interest on the Securities of this series will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Securities of this series (or May 6, 2015 if no interest has been paid on the notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the office or agency maintained for that purpose in London (initially the office of the Paying Agent maintained for such purpose); provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

All payments on this Security will be made in euro; provided, that if on or after April 28, 2015, the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the Member States (as defined below) or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of this Security will be made in U.S. dollars until the euro is again available to the Company or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second Business Day prior to the relevant payment date. Any payment in respect of this Security so made in U.S. dollars will not constitute an Event of Default with respect to the Securities of this series or under the Indenture. Neither the Trustee nor any Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

“€” and “euro” means the currency of the member states (the “Member States”) of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union.

References herein to any payment on the Securities of this series include the related payment of Additional Amounts, as applicable.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereof has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

BLACKROCK, INC.

By:
Name:
Title:

This is one of the Securities of the series designated therein referred to in the within mentioned Indenture.

The Bank of New York Mellon,
As Trustee

By:
Authorized Signatory

Dated:

BLACKROCK, INC.

1.250% Note due 2025

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of September 17, 2007 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to €700,000,000. The Company may, from time to time, without the consent of the Holders of the Securities of this series, issue additional Securities under the Indenture having the same ranking and the same interest rate, maturity and other terms as this series of Securities. Any additional Securities having such similar terms, together with any outstanding Securities of this series, will constitute a single series of Securities under the Indenture if either such additional Securities are part of the same “issue” within the meaning of U.S. Treasury Regulation Sections 1.1275-1(f) or 1.1275-2(k), or such additional Securities are not issued with more than a de minimis amount of original issue discount for U.S. federal income tax purposes, unless such additional securities are issued under a separate CUSIP.

The Securities of this series will be redeemable as a whole or in part, at the Company’s option at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of such Securities to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Securities to be redeemed (exclusive of interest accrued to the date of redemption), discounted to the Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate plus 20 basis points, plus, in each case, accrued and unpaid interest on the Securities to be redeemed to the date of redemption.

“Comparable Government Bond Rate” means, with respect to any Redemption Date, the rate per annum equal to the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third Business Day prior to the date fixed for redemption, calculated in accordance with customary financial practice in pricing new issues of comparable corporate debt securities paying interest on an annual basis (ACTUAL/ACTUAL (ICMA)) of the Comparable Government Bond (as defined below), assuming a price for the Comparable Government Bond (expressed as a percentage of its principal amount) equal to the Comparable Government Bond Price for such Redemption Date.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, the German government bond (Bundesanleihe) selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities of a comparable maturity to the remaining term of such Securities.

“Independent Investment Banker” means one of the Reference Government Bond Dealers selected by the Company.

“Comparable Government Bond Price” means, with respect to any Redemption Date, (1) the arithmetic average of the Reference Government Bond Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Government Bond Dealer Quotations, or (2) if the Company obtains fewer than four such Reference Government Bond Dealer Quotations, the arithmetic average of all such quotations.

“Reference Government Bond Dealer Quotations” means, with respect to each Reference Government Bond Dealer and any Redemption Date, the arithmetic average, as determined by the Company, of the bid and asked prices for the Comparable Government Bond (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Government Bond Dealer at 11:00 a.m., Central European Time (CET), on the third Business Day preceding such Redemption Date.

“Reference Government Bond Dealer” means each of (i) Barclays Bank PLC, Citigroup Global Markets Limited and J.P. Morgan Securities plc or any of their affiliates that are primary European government securities dealers, and their respective successors; provided that if any of the foregoing or any of their affiliates shall cease to be a primary European government securities dealer (“Primary Dealer”), the Company shall substitute therefor another Primary Dealer and (ii) two other Primary Dealers selected by the Company.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Securities of this series. If the Company elects to redeem fewer than all the Securities of this series, the Trustee will select the particular Securities to be redeemed by such method that the trustee deems fair and appropriate; provided that if the Securities are represented by one or more global securities, beneficial interests therein will be selected for redemption by Clearstream and Euroclear in accordance with their respective applicable procedures therefor; and provided, further, that no Securities of a principal amount of €100,000 or less will be redeemed in part.

Unless the Company defaults in payment of the redemption price, on and after the Redemption Date interest will cease to accrue on the Securities of this series or portions thereof called for redemption.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

If, as a result of any change in, or amendment to, the laws of the United States or the official interpretation thereof that is announced or becomes effective on or after April 28, 2015, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become, obligated to pay Additional Amounts, with respect to the Securities of this series, then the Company may at any time at its option redeem, in whole, but not in part, the Securities of this series, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on the Securities to be redeemed to the date of redemption. As used in this paragraph and under the heading “Payment of Additional Amounts” below, the term “United States” means the United States of America, any state thereof, and the District of Columbia, and the term “U.S. Person” means (i) any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a U.S. Person for U.S. federal income tax purposes), (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) any trust if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. Persons can control all substantial trust decisions, or if a valid election is in place to treat the trust as a U.S. Person.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of at least a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity satisfactory to the Trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of €100,000 and integral multiples of €1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This Security shall be governed by and construed in accordance with the law of the State of New York.

Payment of Additional Amounts

All payments of principal and interest in respect of the Securities of this series shall be made free and clear of, and without withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, unless such withholding or deduction is required by law.

The Company shall, subject to the exceptions and limitations set forth below, pay as additional interest on the notes such additional amounts (“Additional Amounts”) as are necessary in order that the net payment by the Company or a Paying Agent of the principal, premium and interest with respect to the Securities of this series to a holder that is not a U.S. Person, after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the Securities of this Series to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts will not apply:

(1) to any tax, assessment or other governmental charge that would not have been imposed but for the holder, a fiduciary, settlor, beneficiary, member or shareholder of the holder, or a person holding a power over an estate or trust administered by a fiduciary holder, being treated as:

a. being or having been present in, or engaged in a trade or business in, the United States, being treated as having been present in, or engaged in a trade or business in, the United States, or having or having had a permanent establishment in the United States;

b. having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Securities of this Series, the receipt of any payment in respect of the Securities of this Series or the enforcement of any rights under the Indenture), including being or having been a citizen or resident of the United States or treated as being or having been a resident thereof;

c. being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for U.S. federal income tax purposes, a foreign tax exempt organization, or a corporation that has accumulated earnings to avoid United States federal income tax;

d. being or having been a “10-percent shareholder”, as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision, of the Company; or

e. being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, within the meaning of section 881(c)(3) of the Code or any successor provision;

(2) to any holder that is not the sole beneficial owner of the Securities of this series, or a portion of the Securities of this series, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3) to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Securities of this series, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or a Paying Agent from the payment;

(5) to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(6) to any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal, premium or interest with respect to any Security of this series, if such payment can be made without such withholding by at least one other Paying Agent in a Member State;

(7) to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any Security of this series, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(8) to any tax, assessment or other governmental charge required to be withheld or deducted that is imposed on a payment pursuant to Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections that is substantively comparable and not materially more onerous to comply with), any Treasury regulations promulgated thereunder, or any other official interpretations thereof (collectively, “FATCA”), any agreement (including any intergovernmental agreement) entered into in connection therewith, or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA;

(9) to any withholding or deduction that is imposed on a payment that is required to be made pursuant to the Savings Directive or any other European Union directive amending, supplementing or replacing the Savings Directive, or any law implementing or complying with, or introduced in order to conform to, the Savings Directive or other European Union directives;

(10) any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(11) any tax, assessment or other governmental charge imposed by reason of the failure of the beneficial owner to fulfill the statement requirements of Section 871(h) or Section 881(c) of the Code; or

(12) any tax imposed pursuant to Section 871(h)(6) or 881(c)(6) of the Code (or any amended or successor provisions)

(13) in the case of any combination of items (1) through (12).

Certificated Securities

Beneficial interests in the Global Securities of this Series may not be exchanged in whole or in part for Securities in individual certificated form, and no transfer of a Global Security of this series in whole or in part may be registered in the name of any Person other than the Depositary or its nominee except that (A) if the Depositary (i) has notified the Company that it is unwilling or unable to continue servicing as the Depositary for the Global Securities of this series, or (ii) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed for 90 days after such notice or cessation, or (B) the Company determines, in its sole discretion and subject to the procedures of the Depositary, that the Global Securities of this Series shall be exchangeable for Securities in certificated form, or (C) there has occurred and is continuing an Event of Default with respect to the Securities of this series, the Company will execute, and the Trustee, upon receipt of a Company Order for the authentication and delivery of the Securities of this series in definitive form, will authenticate and deliver the Securities in definitive certificated form in an aggregate principal amount equal to the principal amount of the Global Security representing such Securities in exchange for such Global Security, such definitive Security to be registered in the names provided by the Depositary; provided, that the Securities in certificated form so issued in exchange for the Global Security will be in denominations of €100,000 and integral multiples of €1,000 in excess thereof and be of like aggregate principal amount and tenor as the portion of the Global Security to be exchanged.

Payments (including principal, premium and interest) and transfers with respect to notes in certificated form may be executed at the office or agency maintained for such purpose in London (initially the office of the paying agent maintained for such purpose) or, with respect to payments of interest, at the Company’s option, by check mailed to the Holders thereof at the respective addresses set forth in the register of Holders of the notes, provided that all payments of interest on notes in certificated form, for which the Holders thereof have given wire transfer instructions to the Paying Agent at least 15 calendar days prior to the applicable interest payment date, will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. No service charge will be made for any registration of transfer, but payment of a sum sufficient to cover any tax or governmental charge payable in connection with that registration may be required.